EX-10.1

SECURITIES PURCHASE AGREEMENT

          THIS SECURITIES PURCHASE AGREEMENT (this “ Agreement”), dated as of March 26, 2008, by and among National Automation Services, Inc. a Colorado corporation, with headquarters located at 2053 Pabco, Henderson, NV 89011 (the “ Company”), and the Buyers listed on Schedule I attached hereto (individually, a “Buyer” or collectively “ Buyers”).

WITNESSETH:

          WHEREAS, the Company and the Buyer(s) are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2) and/or Rule 506 of Regulation D (“ Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “ 1933 Act”);

          WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer(s), as provided herein, and the Buyer(s) shall purchase up to Ten Million Dollars ($10,000,000) of secured redeemable debentures (the “ Redeemable Debentures”), of which One Million Five Hundred Thousand Dollars ($1,500,000) shall be funded on the date hereof (the “ First Closing”), with any remaining balance purchased on dates mutually agreed to by the Company and Buyers and contingent upon the Company using such funds for acquisitions which shall be subject to Buyer’s consent for a total purchase price of up to Ten Million Dollars ($10,000,000), (the “ Purchase Price”) in the respective amounts set forth opposite each Buyer(s) name on Schedule I (the “ Subscription Amount”); and

          WHEREAS, the aggregate proceeds of the sale of the Redeemable Debentures contemplated hereby shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form of the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”); and

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Security Agreement substantially in the form attached hereto as Exhibit C (the “Security Agreement”) pursuant to which the Company has agreed to provide the Buyer a security interest in Pledged Collateral (as this term is defined in the Security Agreement dated the date hereof) to secure Company’s obligations under this Agreement, the Redeemable Debenture, the Warrant, the Security Agreement, and the Escrow Agreement (collectively, the “Transaction Documents”) or any other obligations of the Company to the Buyer;

          NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer(s) hereby agree as follows:

               1. PURCHASE AND SALE OF REDEEMABLE DEBENTURES.

               (a) Purchase of Redeemable Debentures. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase at each Closing (as defined herein below) and the Company agrees to sell and issue to each Buyer, severally and not jointly, at such Closing, Redeemable Debentures in an aggregate amount of up to Ten Million Dollars ($10,000,000.00) (the “Purchase Price”) in amounts corresponding with the Subscription Amount set forth opposite each Buyer’s name on Schedule I hereto, as follows: (i) Buyer(s) shall purchase an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000.00) of Redeemable Debentures (the “First Closing”) on the date hereof (or such other date as may be mutually agreed to by Buyers and the Company) on the date set forth in such letter (the “First Certificate”); (ii) any remaining purchase shall take place (each, an “Additional Closing”) on such date as may be mutually agreed to by Buyers and the Company with any and all such purchases contingent upon the Company using such funds for acquisitions which shall be subject to Buyer’s consent (each, including the First Closing individually referred to as a “Closing” and collectively referred to as the “Closings”). All Redeemable Debentures purchased by Buyer shall have a maturity date of thirty (30) months from such Redeemable Debenture’s respective Closing. Upon execution hereof by a Buyer, the Buyer shall wire transfer the Subscription Amount set forth opposite his name on Schedule I in same-day funds or a check payable to: “James G. Dodrill II, P.A. as Escrow Agent for Trafalgar - National Automation”, which Subscription Amount shall be held in escrow pursuant to the terms of the Escrow Agreement (as hereinafter defined) and disbursed in accordance therewith.

               (b) Closing Date. The First Closing of the purchase and sale of the Redeemable Debentures shall take place at 10:00 a.m. Eastern Standard Time on the date of this Agreement, subject to notification of satisfaction of the conditions to the First Closing set forth in Sections 6 and 7 below, (or such later date as is mutually agreed to by the Company and the Buyer(s)) (the “First Closing Date”). Any Additional Closings of the purchase-and sale of the Redeemable Debentures shall take place on or before such date as is mutually agreed to by the Company and the Buyers, subject to notification of satisfaction of the conditions to the Additional Closings set forth in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Buyer(s)) (the “Additional Closing Dates”, and together with the First Closing Date, the “Closing Dates”). The Closings shall occur on their respective Closing Dates at the offices of James G. Dodrill II, P.A., 5800 Hamilton Way, Boca Raton, FL 33496 (or such other place as is mutually agreed to by the Company and the Buyer(s)).

               (c) Escrow Arrangements; Form of Payment. Upon execution hereof by Buyer(s) and pending the Closings, the portion of the Purchase Price for the Redeemable Debentures to be purchased in the First Closing shall be deposited in an escrow account with James G. Dodrill II, P.A., as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement between the Company, the Buyer(s) and the Escrow Agent in the form attached hereto as Exhibit B (the “Escrow Agreement”). Such portion of the Purchase Price for the Redeemable Debentures to be purchased in any Additional Closings shall be deposited into the Escrow Account prior to such applicable Closing Date. Subject to the satisfaction of the terms and conditions of this Agreement, on each of the Closing Dates, (i) the Escrow Agent shall deliver to the Company in accordance with the terms of the Escrow Agreement that portion of the Escrow Funds (as that term is defined in the Escrow Agreement) equal to the gross amount of the Redeemable Debentures being purchased by such Buyer(s) as set forth on Schedule I (minus the fees and expenses as set forth herein which shall be paid directly from the Escrow Funds at each Closing) by wire transfer of immediately available funds and (ii) the Company shall deliver to each Buyer, Redeemable Debentures which such Buyer(s) is purchasing in amounts indicated opposite such Buyer’s name on Schedule I, duly executed on behalf of the Company.

               (d) “Closing Date Exchange Rate” means the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on the Closing Date.

               (e) “Repayment Exchange Rate” means in relation to each date of a Redemption Notice, the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such date.

               (f) If on the date of any Redemption Notice, the Repayment Exchange Rate is less than the Closing Date Exchange Rate then the payment due to Holder shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Repayment Exchange Rate. By way of example, if the payment due in respect of a particular Redemption Notice would, but for this Section 1.08, be $1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Exchange Rate is 1.75, then $1,028.57 will be paid in relation to that Redemption Notice.

               (g) If on the date any payment of principal or interest is due (each, a “Repayment Date”), the Cash Payment Date Exchange Rate, as defined below is less than the Closing Date Exchange Rate then the amount of cash required to satisfy the amounts due at such time shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Cash Payment Date Exchange Rate. “Cash Payment Date Exchange Rate” means in relation to each Repayment Date the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such date. By way of example, if the amount of cash required to repay all amounts due on such date would, but for this Section 1.08, be $1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Date Exchange Rate is 1.75 then the amount of cash from the Cash Payment required to repay all amounts due on such date will be $1,028.57.

               2. BUYER’S REPRESENTATIONS AND WARRANTIES.

          Each Buyer represents and warrants, severally and not jointly, that:

                    (a) Investment Purpose. Each Buyer is acquiring the Redeemable Debentures for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act.

                    (b) Accredited Investor Status. Each Buyer is an “Accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

                    (c) Reliance on Exemptions. Each Buyer understands that the Redeemable Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

                    (d) Information. Each Buyer and its advisors (and his or, its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information he deemed material to making an informed investment decision regarding his purchase of the Redeemable Debentures, which have been requested by such Buyer. Each Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. Each Buyer understands that its investment in the Redeemable Debentures involves a high degree of risk. Each Buyer is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Buyer to obtain information from the Company in order to evaluate the merits and risks of this investment. Each Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Redeemable Debentures.

                    (e) No Governmental Review. Each Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Redeemable Debentures, or the fairness or suitability of the investment in the Redeemable Debentures, nor have such authorities passed upon or endorsed the merits of the offering of the Redeemable Debentures.

                    (f) Transfer or Resale. Each Buyer understands that: (i) the Redeemable Debentures have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the 1933 Act (or a successor rule thereto) (“ Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                    (g) Legends. Each Buyer understands that the certificates or other instruments representing the Redeemable Debentures shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN

ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, GENERALLY ACCEPTABLE TO COMPANY’S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company within three (3) business days shall issue a certificate without such legend to the holder of the security upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the securities are registered under the 1933 Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel, which opinion shall be in form, substance and scope reasonably acceptable to counsel for the Company, to the effect that a public sale, assignment or transfer of the securities may be made without registration under the 1933 Act.

                    (h) Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

                    (i) Receipt of Documents. Each Buyer and his or its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, and the Transaction Documents; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions each Buyer submitted to the Company regarding an investment in the Company; and each Buyer has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

                    (j) Due Formation of Corporate and Other Buyers. If the Buyer(s) is a corporation, trust, partnership or other entity that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Redeemable Debentures and is not prohibited from doing so.

                    (k) No Legal Advice From the Company. Each Buyer acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Each Buyer is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

               3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          Except as otherwise provided in the Company Disclosure Schedule delivered herewith, the Company represents and warrants as of the date hereof and as of the Closing Date to each of the Buyers that:

                    (a) Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

                    (b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Transaction Documents, and any related agreements, and to issue the Redeemable Debentures in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Transaction Documents and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Redeemable Debentures, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Transaction Documents and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, the Transaction Documents and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The Company knows of no reason why the Company cannot perform any of the Company’s obligations under this Agreement or the Transaction Documents.

                    (c) Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share and no shares of Preferred Stock. As of the date hereof, the Company has 41,050,081 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. As of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities other than existing credit lines and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Redeemable Debentures as described in this Agreement. The Company has furnished to the Buyer true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “ Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “ By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

                    (d) Issuance of Securities. The Redeemable Debentures are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof.

                    (e) No Conflicts. The execution, delivery and performance of this Agreement, the Transaction Documents and any related agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or the By-laws or (ii), to the best knowledge of the Company, conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of The National Association of Securities Dealers Inc.’s OTC Bulletin Board on which the Common Shares are quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. To the best knowledge of the Company, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or, any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof, All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof, except for any required post-Closing notice filings under applicable United States federal or state securities laws, if any.

                    (f) Intentionally Omitted.

                    (g) No Material Misstatement or Omission. None of the materials provided to the Buyer(s) by the Company and none of the representation and warranties made in this Agreement or any of the other Transaction Documents include any untrue statements of material fact, nor do the materials provided to the Buyer(s) by the Company and the representations and warranties made in this Agreement or any of the other Transaction Documents omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

                    (h) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby or (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the Transaction Documents have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

                    (i) Acknowledgment Regarding Buyer’s Purchase of the Redeemable Debentures. The Company acknowledges and agrees that the Buyer(s) is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyer(s) is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyer(s) or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer’s purchase of the Redeemable Debentures. The Company further represents to the Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

                    (j) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Redeemable Debentures.

                    (k) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Redeemable Debentures under the 1933 Act or cause this offering of the Redeemable Debentures to be integrated with prior offerings by the Company for purposes of the 1933 Act.

                    (l) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

                    (m) Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

                    (n) Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“ Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

                    (o) Title. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

                    (p) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

                    (q) Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                    (r) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                    (s) No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

                    (t) Tax Status. The Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                    (u) Certain Transactions. Except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed to the Buyer, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                    (v) Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

               4. COVENANTS.

                    (a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                    (b) Form D. The Company agrees to file a Form D with respect to the Redeemable Debentures as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Redeemable Debentures, or obtain an exemption for the Redeemable Debentures for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

                    (c) Reporting Status. Until the date on which none of the Redeemable Debentures are outstanding (the “ Registration Period”), the Company, upon becoming a reporting company under Section 13 or 15(d) of the 1934 Act, shall file in a timely manner all reports required to be filed with the SEC pursuant to the 1934 Act and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                    (d) Use of Proceeds. The Company will use the proceeds from the sale of the Redeemable Debentures for the purposes of completing acquisitions and for working capital.

                    (e) Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the issuance of the shares upon exercise of the Warrants (as defined below). If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the issuance of all shares upon exercise of the Warrants, the Company shall file a preliminary proxy statement with the Securities and Exchange Commission within ten (10) business day and shall call and hold a special meeting of the shareholders as soon as practicable after such occurrence, for the sole purpose of increasing the number of shares authorized. The Company’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

                    (f) Fees and Expenses.

                    (i) Each of the Company and the Buyer(s) shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement the Transaction Documents and any other documents relating to this transaction.

                    (ii) The Company has agreed to pay a legal and documentation review fee to Buyer of Seventeen Thousand Five Hundred Dollars ($17,500), of which Ten Thousand Dollars ($10,000) remains outstanding and shall be paid directly from the proceeds of the First Closing.

                    (iii) The Company has agreed to pay a Due Diligence Fee to Buyer of Fifteen Thousand Dollars ($15,000), one-half of which has been paid prior to this date and one-half of which shall be paid directly from the proceeds of the First Closing.

                    (iv) The Company shall issue to the Buyer warrants to purchase one hundred thousand (100,000) shares of the Company’s Common Stock for every One Million Dollars ($1,000,000) of Redeemable Debentures purchased by the Buyer. The warrants shall be exercisable for a period of five (5) years at an exercise price equal to $0.001 per share (“ Warrants”). The Warrants shall be issued in full at each Closing and shall be exercised on a cash basis provided that the Company is not in Default and the shares underlying the Warrants hold one demand registration right and standard and customary anti-dilution protection. Upon the Buyer purchasing an aggregate of Five Million Dollars ($5,000,000) worth of Redeemable Debentures, the Buyer shall receive an additional Warrant to purchase one percent (1%) of the fully diluted outstanding Common Stock of the Company (the “One Percent Warrant”). Upon the Buyer purchasing an aggregate of Ten Million Dollars ($10,000,000) worth of Redeemable Debentures, the Warrant coverage shall increase to two percent (2%) of the fully diluted outstanding Common Stock of the Company.

                    (v) The Company shall pay to the Buyer a Commitment Fee equal to five percent (5%) of the principal amount of each Redeemable Debenture which shall be paid directly from the proceeds of and proportionally upon each Closing. The total cost of capital to the Company shall not exceed thirteen percent (13%).

                    (vi) The Company shall pay to the Buyer a Loan Commitment Fee equal to two percent (2%) of the principal amount of each Redeemable Debenture which shall be paid directly from the proceeds of and proportionally upon each Closing.

                    (g) Corporate Existence. So long as any of the Redeemable Debentures remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation an Organizational Change, the Company obtains the written consent of each Buyer. In any such case, the Company will make appropriate provision with respect to such holders’ rights and interests to insure that the provisions of this Section 4(g) will thereafter be applicable to the Redeemable Debentures.

                    (h) Transactions With Affiliates. So long as any Redeemable Debentures are outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary’s officers, directors, persons who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “ Related Party”), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. “ Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. “ Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                    (i) Transfer Agent. The Company covenants and agrees that, in the event that the Company’s agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer.

                    (j) Restriction on Issuance of the Capital Stock. So long as any Redeemable Debentures are outstanding, the Company shall not, without the prior written consent of the Buyer(s), (i) issue or sell shares of Common Stock or Preferred Stock without consideration or for a consideration per share less than the bid price of the Common Stock determined immediately prior to its issuance except for issuances to Richardson & Patel, LLP, (ii) issue any preferred stock, warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than such Common Stock’s bid price value determined immediately prior to it’s issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8 other than on behalf of Richardson & Patel, LLP.

                    (k) Restriction on “Short” Position. Neither the Buyer nor any of its affiliates have an open short position in the Common Stock of the Company, and the Buyer agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales with respect to the Common Stock as long as any Redeemable Debentures shall remain outstanding.

                    (l) Restriction on Incurring Additional Debt. The Company shall not incur any additional debt without the prior written approval of the Buyer with the exception of equipment purchases and real estate acquisitions used in the normal course of business.

               5. Intentionally Omitted.

               6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

          The obligation of the Company hereunder to issue and sell the Redeemable Debentures to the Buyer(s) at the Closings is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

                    (a) Each Buyer shall have executed this Agreement, and the Transaction Documents and delivered the same to the Company.

                    (b) The Buyer(s) shall have delivered to the Escrow Agent the Purchase Price for Redeemable Debentures in respective amounts as set forth next to each Buyer as outlined on Schedule I attached hereto and the Escrow Agent shall have delivered the net proceeds to the Company by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

                    (c) The representations and warranties of the Buyer(s) shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer(s) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer(s) at or prior to such Closing Date.

                    (d) The Company shall have filed a form UCC-1 with regard to the Pledged Property and Pledged Collateral as detailed in the Security Agreement dated the date hereof and provided proof of such filing to the Buyer(s).

               7. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

          The obligation of the Buyer(s) hereunder to purchase the Redeemable Debentures at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

                    (a) The Company shall have executed this Agreement the Transaction Documents and any other documents relating to this transaction and delivered the same to the Buyer(s).

                    (b) The trading in the Common Shares on the pink sheets, or the over-the-counter bulletin board upon the company’s listing thereon, shall not have been suspended for any reason.

                    (c) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. If requested by the Buyer, the Buyer shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation an update as of the Closing Date regarding the representation contained in Section 3(c) above.

                    (d) The Company shall have executed and delivered to the Buyer(s) the Redeemable Debentures in the respective amounts set forth opposite each Buyer(s) name on Schedule I attached hereto.

                    (e) The Buyer(s) shall have received an opinion of counsel from counsel to the Company in a form satisfactory to the Buyer(s).

                    (f) The Company shall have provided to the Buyer(s) a certificate of good standing from the secretary of state from the state in which the company is incorporated.

                    (g) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of issuing shares of Common Stock upon exercise of the Warrant, shares of Common Stock to effect the issuance of the shares of Common Stock upon exercise of the Warrants.

                    (h) Intentionally omitted.

                    (i) Upon issuance of the Company’s audits, and prior to the Company filing a Form 10 or other registration statement with the Securities and Exchange Commission, the Company shall provide to the Buyer an acknowledgement, to the satisfaction of the Buyer, from the Company’s independent certified public accountants as to its ability to provide all consents required in order to file a registration statement in connection with this transaction.

                    (j) The Company shall file a form UCC-1 or such other forms as may be required to perfect the Buyer’s interest in the Pledged Collateral as detailed in the Security Agreement dated the date hereof, providing the Buyer with a senior lien on all of the Company’s assets and intellectual property and provided proof of such filing to the Buyer(s).

                    (k) The satisfactorily completion of all due diligence.

                    (1) With respect to each Additional Closing, such Closings shall only occur, and the Buyer shall only purchase Redeemable Debentures for which the proceeds are being used for acquisitions to which Buyer has consented.

               8. INDEMNIFICATION.

                    (a) In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Redeemable Debentures hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer(s) and each other holder of the Redeemable Debentures, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “ Buyer indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, or the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnities, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Redeemable Debentures or the status of the Buyer or holder of the Redeemable Debentures, as a Buyer of Redeemable Debentures in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

                    (b) In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Buyer’s other obligations under this Agreement, the Buyer shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “ Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Buyer(s) in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, (b) any breach of any covenant, agreement or obligation of the Buyer(s) contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, the Transaction Documents or any other certificate instrument, document or agreement executed pursuant hereto by any of the Company Indemnities. To the extent that the foregoing undertaking by each Buyer may be unenforceable for any reason, each Buyer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

               9. GOVERNING LAW: MISCELLANEOUS.

                    (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in Broward County, Florida and expressly consent to the jurisdiction and venue of the State Court sitting in Broward County, Florida and the United States District Court for the Southern District of Florida for the adjudication of any civil action asserted pursuant to this Paragraph.

                    (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

                    (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                    (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                    (e) Entire Agreement Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

                    (f) Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	National Automation Services, Inc.
2053 Pabco
Henderson, NV 89011
Attention: Mr. Bob Chance, President
Telephone: (702) 642-7720
Facsimile: (702) 564-5411

With a copy to:	Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, CA 90024 Attention: Peter Hogan Telephone: (310) 208-1182 Facsimile: (310) 208-1154

With Copy to:	James G. Dodrill II, P.A. 5800 Hamilton Way Boca Raton, FL 33496 Attention: Jim Dodrill, Esq. Telephone: (561) 862-0529 Facsimile: (561) 892-7787

          If to the Buyer(s), to its address and facsimile number on
Schedule I, with copies to the Buyer’s counsel as set forth on Schedule I. Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

                    (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

                    (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                    (i) Survival. Unless this Agreement is terminated under Section 9(1), the representations and warranties of the Company and the Buyer(s) contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing for a period of two (2) years following the date on which the Redeemable Debentures are redeemed in full. The Buyer(s) shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                    (j) Publicity. The Company and the Buyer(s) shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer(s), to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Buyer(s) in connection with any such press release or other public disclosure prior to its release and Buyer(s) shall be provided with a copy thereof upon release thereof).

                    (k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                    (l) Termination. In the event that the Closing shall not have occurred with respect to the Buyers on or before five (5) business days from the date hereof due to the Company’s or the Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated by the Company pursuant to this Section 9(1), the Company shall remain obligated to pay the Buyer(s) for the structuring fee described in Section 4(g) above.

                    (m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parlies to express their mutual intent, and no rules of strict construction will be applied against any party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
NATIONAL AUTOMATION SERVICES, INC.

By:	/s/ Bob Chance

Name:	Bob Chance
Title:	President

BUYER:
TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, LUXEMBOURG

By:	Trafulgar Capital Sarl
Its:	General Partner

By:

Name:	Andrew Garai
Title:	Chairman of the Board

20

          IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:
NATIONAL AUTOMATION SERVICES, INC.

By:

Name:	Bob Chance
Title:	President

BUYER:
TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, LUXEMBOURG

By:	Trafulgar Capital Sarl
Its:	General Partner

By:	/s/ Andrew Garai

Name:	Andrew Garai
Title:	Chairman of the Board

SCHEDULE I

SCHEDULE OF BUYERS

Name	Signature		Address/Facsimile Number of Buyer	Amount of Subscription

8-10 Rue Mathias Hardt
Trafalgar Capital Specialized	By:	Trafalgar Capital Sarl	BP 3023	$10,000,000
Investment Fund, Luxembourg	Its:	General Partner	L-1030 Luxembourg Facsimile: 011-44-207-405-0161
	By:		and 001-786-323-1651

	Name:	Andrew Garai
	Its:	Chairman of the Board

Buyer’s Counsel:

James G. Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL 33496
Telephone: (561) 862-0529
Facsimile: (561) 892-7787

EXHIBIT A

[RESERVED]

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF SECURITY AGREEMENT

SCHEDULE I

SCHEDULE OF BUYERS

Name	Signature		Address/Facsimile Number of Buyer	Amount of Subscription

8-10 Rue Mathias Hardt
Trafalgar Capital Specialized	By:	Trafalgar Capital Sarl	BP 3023	$10,000,000
Investment Fund, Luxembourg	Its:	General Partner	L-1030 Luxembourg Facsimile: 011-44-207-405-0161
	By:	/s/ Andrew Garai	and 001-786-323-1651

	Name:	Andrew Garai
	Its:	Chairman of the Board

Buyer’s Counsel:

James G. Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL 33496
Telephone: (561) 862-0529
Facsimile: (561) 892-7787